Exhibit 10.5

March 25, 2016

Sent Via Email

Rick Bierly

Re: Separation Agreement

Dear Rick:

This letter sets forth the terms of the separation agreement (the “Agreement”) between you and Medivation, Inc. (the “Company”) regarding your employment transition.

1.Separation Date; Final Pay.  As discussed, your last day of employment and your employment termination date will be July 15, 2016, (the “Separation Date”).  On the Separation Date or within the timing required by law, the Company shall pay you all accrued salary earned by you through the Separation Date, less standard payroll deductions and withholdings.  You are entitled to this payment by law and will receive it regardless of whether or not you sign this Agreement.  As you know, due to your level in the Company, you did not accrue vacation or other Paid Time Off (“PTO”) and instead were permitted to take time off, with pay, within your discretion; thus, no payment for accrued or unused vacation or PTO is owed or will be provided.

2.Severance Benefits.  If:  (i) you sign, date and return this Agreement to the Company, and you do not subsequently revoke it; (ii) you comply with all of your obligations to the Company as set forth herein; and (iii) on or within 21 days after the Separation Date, you sign, return, and do not revoke the Separation Date Release set forth as Exhibit A hereto (the “Separation Date Release”); then the Company will provide you with the following severance benefits (the “Severance Benefits”):

(a)Cash Severance Payment. Subject to standard payroll deductions and withholdings, the Company will pay you a single lump sum severance amount equal to $437,180.  This amount is the sum of: (i) $280,758, which is seven (7) months of your Base Salary; and (ii) $156,422, which is equal to a pro-rata share of your 2016 annual target bonus from January 1 through July 15, 2016, (collectively, the “Severance Amount”).  Such lump sum payment shall be made in the first payroll cycle following the Effective Date of the Separation Date Release (as set forth therein).

(b)Health Insurance.   To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits after the Separation Date.   Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.  You will be provided with a separate notice describing your rights and obligations under COBRA laws on or after the Separation Date.  As an additional Severance Benefit, if you timely elect continued group health insurance coverage under COBRA, the Company will reimburse your COBRA premium payments sufficient to continue your group coverage at its current level including costs of dependent coverage, if applicable, through the earlier of either of the following provided that you remain eligible for COBRA coverage (such applicable time period, the “COBRA Payment Period”): (i) February 28, 2017 or (ii) the date that you become eligible for group health insurance coverage through a new employer. You must promptly notify Maya Thaw, in Benefits Administration in writing if you become eligible for group health insurance coverage through a new employer prior to February 28, 2017.  Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA payments without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall provide you with taxable monthly payments in an amount equal to the premium amount for the first month of your COBRA coverage, and such monthly installments shall be made through the remainder of the COBRA Payment Period.

(c)Earlier Termination of Severance Benefits. As a condition of your receipt of the Severance Benefits, you must continue to comply with your continuing obligations to the Company, including but not limited to your full continued compliance with this Agreement.  For example, in the event of any material breach of this Agreement, the Company’s obligation to provide the Severance Benefits immediately shall terminate and you will receive no further Severance Benefits.

(d)Section 409A Compliance.  It is intended that the Severance Payments be exempt from Section 409A of the Internal Revenue Code under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii) and will be implemented and construed in accordance therewith to the greatest extent permitted under applicable law.

3.Consulting Period.  You and the Company have agreed that the Company will retain you as a consultant under the terms specified below. The consulting relationship commences on the Separation Date and continues through September 15, 2016, unless terminated earlier as provided herein (the “Consulting Period”). Your agreement to provide consulting services is in further consideration of the benefits to be provided to you under this Agreement. There is no separate compensation specifically attributable to your consulting services.

(a)Consulting Services.   During the Consulting Period, you will use your best efforts to provide consulting services, as may be requested by the Company, in the areas of your experience and expertise, including but not limited to your expertise in financial and investor matters (the “Consulting Services”).  You will report to David Hung M.D, President and CEO (or his designee) during this consultancy period.  You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing these services. You have agreed to make yourself available to provide the Consulting Services for up to 20 hours per week for the first four weeks of the Consulting Period, and 10 hours per week for the remainder of the Consulting Period, respectively, from July 15, 2016 through September 15, 2016. During the Consulting Period, you shall abide by the Company’s applicable policies and procedures.

(b)Equity Awards.  Since your service as an employee and a consultant will be continuous, your termination of employment will not constitute a termination of service for purposes of the Company’s Amended and Restated 2004 Equity Incentive Award Plan (the “Plan”).  Thus, vesting of your outstanding stock options and other equity awards (including but not limited to Restricted Stock Unit awards) (the “Equity Awards”) will not cease as of the Separation Date and will continue for the duration of the Consulting Period. Your Equity Awards shall continue to be governed by the Plan and all applicable grant notices and agreements.

(c)Independent Contractor Relationship.  During the Consulting Period, your relationship with the Company will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Separation Date.  Except as expressly provided in this Agreement, you will not be entitled to, and will not receive, any benefits which the Company may make available to its employees, including but not limited to, group health or life insurance, profit-sharing or retirement benefits.

(d)Limitations on Authority.  During the Consulting Period, you will have no responsibilities or authority as a consultant to the Company other than as provided above.  You will have no authority to bind the Company to any contractual obligations, whether written, oral or implied, except with the prior written authorization of an officer of the Company.  You agree not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized in advance by the Company, in writing, to do so.

(e)Proprietary Information and Inventions.  You agree that, during the Consulting Period and thereafter, you will not use or disclose, in any manner that is not authorized by the Company or essential to your performance of specifically requested Consulting Services, any confidential or proprietary information or materials of the Company that you obtain or develop in the course of performing the Consulting Services.  Any and all work product you create in the course of performing the Consulting Services will be the sole and exclusive property of the Company.  As set forth in your Proprietary Information and Inventions Agreement with the Company, and subject to the limitations set forth herein, you hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing the Consulting Services.  You further acknowledge and reaffirm your continuing obligations, both during the Consulting Period and thereafter (as applicable), under the Proprietary Information and Inventions Agreement entered into between you and the Company, a copy of which is attached hereto as Exhibit A and incorporated herein by reference.

(f)Other Work Activities.  Throughout the Consulting Period, you shall have the right to engage in employment, consulting, or other work relationships in addition to your work for the Company.  The Company will make arrangements to enable you to perform your work for the Company at such times and in such a manner so that it will not unreasonably interfere with other activities in which you may engage.  In order to protect the trade secrets and confidential and proprietary information of the Company, you agree that, during the Consulting Period, you will notify the Company, in writing, and obtain the Company’s written consent before you obtain employment with, or perform competitive work for, any business entity that is competitive with the Company, or engage in any other work activity, or preparation for work activity, competitive with the Company.

(g)Termination of Consulting Period.  Without waiving any other rights or remedies, the Company may immediately terminate the Consulting Period if you breach your obligations under this Agreement and, in such event, your continued vesting of your Equity Awards shall cease immediately.  The Company also may immediately terminate the Consulting Period upon written notice to you even if you do not breach your obligations hereunder but, in such an event, vesting of your Equity Awards shall accelerate such that you will receive any vesting which would have occurred through September 15, 2016.

4.No Other Compensation or Benefits.  You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation, severance, or benefits on or after the Separation Date, with the exception of any vested benefits you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).  By way of example, you acknowledge that you have not earned and are not owed any sales commissions and will not be granted any new equity awards or earn any bonus or other compensation for 2016.  You acknowledge and agree that this is an individual agreement with the Company for Severance Benefits and therefore you shall not receive any benefits pursuant to Section 5 of the Medivation, Inc. 2015 Employee Severance Plan.  You further agree that you shall not be entitled to any additional compensation or benefits pursuant to your Change of Control Severance Benefits Agreement (the “Severance Benefits Agreement”); provided, however, that if a Change of Control (as defined therein) is consummated prior to your Separation Date of July 15, 2016, then you shall receive the Severance Benefits set forth in Section 4 of the Severance Benefits Agreement (and pursuant to the terms of that Agreement) in lieu of, and not in addition to, any benefits set forth in this Agreement.

5.Expense Reimbursement.  You agree that, within thirty (30) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.  The Company will reimburse you for such expenses pursuant to its regular business practice and policies.

6.Return of Company Property.  By no later than thirty (30) days after the close of business on the Separation Date, you shall return to the Company all non-public Company documents (and all copies thereof) and other property of the Company in your possession or control, including, but not limited to, Company files, notes, correspondence, memoranda, notebooks, drawings, records, reports, lists, compilations of data, proposals, agreements, drafts, minutes, studies, plans, forecasts, purchase orders, financial and operational information, product and training information, research and development information, clinical trial information, sales and marketing information, personnel and compensation information, vendor information, promotional literature and instructions, product specifications and manufacturing information, computer-recorded information, electronic information (including e-mail and correspondence), other tangible property and equipment (including, but not limited to, computer equipment, PDAs, facsimile machines, and cellular telephones), credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part).  You agree that you will make a diligent search to locate any such documents, property and information within the timeframe referenced above.  In addition, if you have used any personally owned computer, server, e-mail system, mobile phone, or portable electronic device (e.g., BlackBerry), (collectively, “Personal Systems”) to receive, store, prepare or transmit any Company confidential or proprietary data, materials or information, then by no later than thirty (30) days after the Separation Date, you will provide the Company with a computer-useable copy of all such information and then permanently delete and expunge all such Company confidential or proprietary information from such Personal Systems without retaining any copy or reproduction in any form and, if the Company requests, will provide a written certificate to that effect.  Your timely compliance with the provisions of this Section 6 is a condition of your receipt of the Severance Benefits hereunder.

7.Proprietary Information Obligations.  You hereby acknowledge and agree to comply with your continuing obligations with respect to protection of the Company’s confidential and proprietary information pursuant to your confidentiality agreement with the Company (attached hereto and incorporated herein by reference).

8.Nondisparagement.  You agree not to disparage or subvert, verbally or in writing, the Company, its collaboration partners, and its and their current and former officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputations or personal reputations, and the Company agrees to direct its officers and directors not to disparage you in any manner likely to be harmful to your business, business reputation or personal reputation; provided, however, that both you and the Company must respond accurately and truthfully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation.

9.No Voluntary Adverse Action; and Cooperation.  You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any proposed or pending litigation, arbitration, administrative claim, cause of action, or other formal proceeding of any kind brought against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents, nor shall you induce or encourage any person or entity to bring any such claims; provided, however, that you must respond accurately and truthfully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation.  In addition, you agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company.  Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony.  Subject to the terms of the indemnity agreement between you and the Company, the Company generally will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate your scheduling needs.  In addition, you agree to execute all documents (if any) necessary to carry out the terms of this Agreement.

10.Nonsolicitation of Employees, Contractors or Consultants. You agree, for one (1) year after the Separation Date, not to solicit, induce, or attempt to solicit or induce, any employees, independent contractors or consultants of the Company to reduce or terminate his, her or its employment or other relationship with the Company.

11.No Admissions.  Nothing contained in this Agreement shall be construed as an admission by you or the Company of any liability, obligation, wrongdoing or violation of law.

12.Release of Claims.

(a)General Release.  In exchange for the Severance Benefits under this Agreement, and except as otherwise set forth in this Agreement, you hereby generally and completely release the Company, its parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b)Scope of Release.  The Released Claims include, but are not limited to:  (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the federal Family and Medical Leave Act (as amended) (“FMLA”), the California Family Rights Act (as amended), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

(c)Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant your indemnification agreement with the Company; the charter, bylaws, or operating agreements of the Company; or under applicable law; (ii) any rights or claims which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement.  In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that you acknowledge and agree that you are hereby waiving your right to any monetary benefits in connection with any such claim, charge or proceeding.  You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

(d)ADEA Waiver.   You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and release you have given in this Agreement is in addition to anything of value to which you were already entitled.  You further acknowledge that you have been advised, as required by the ADEA, that:  (i) your waiver and release does not apply to any rights or claims that arise after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (iv) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation delivered to me); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”).

(e)Section 1542 Waiver.  In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.

13.Job Reference Inquiries.  The Company agrees to respond to job reference inquiries consistent with its standard practice by providing your job title, dates of employment, and salary amount (if you authorize disclosure of your salary amount in advance).  You agree to direct prospective employers to the Company’s Human Resources department for such references.

14.Representations.  You hereby represent and warrant that (a) you have been paid all compensation owed and for all time worked, (b) you have received all the leave and leave benefits and protections for which you are eligible pursuant to FMLA, any applicable law or Company policy, and (c) you have not suffered any on-the-job injury or illness for which you have not already filed a workers’ compensation claim.

15.Arbitration.

(a)Agreement to Arbitrate.  To ensure the rapid and economical resolution of disputes that may arise under this Agreement, you and the Company both agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your  employment from the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in San Francisco, California by JAMS, Inc. (“JAMS”) or its successors.  Both you and the Company acknowledge that by agreeing to this arbitration procedure, you each waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.

(b)Governing Rules.

(i)Any such arbitration proceeding will be governed by JAMS’ then applicable rules and procedures for employment disputes, which can be found at www.jamsadr.com/rules-employment-arbitration/, and which will be provided to you upon request.

(ii)In any such proceeding, the Arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award.

(iii)You and the Company each shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law; provided, however, that in no event shall the Arbitrator be empowered to hear or determine any class or collective claim of any type.  This paragraph shall not apply to an action or claim brought pursuant to the California Private Attorneys General Act of 2004.

(iv)Nothing in this Agreement is intended to prevent either the Company or Executive from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration pursuant to applicable law.

(c)Arbitration Fees.    The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fees and any other fees or costs unique to arbitration.

16.Miscellaneous.  This Agreement and any documents incorporated herein by reference constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a written agreement signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, and their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be deemed modified so as to be rendered enforceable in a manner consistent with the intent of the parties, insofar as possible under applicable law.  Any ambiguity in this Agreement shall not be construed against either party as the drafter.  Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder.  This Agreement shall be deemed to have been entered into, and shall be construed and enforced, in accordance with the laws of the State of California without regard to conflicts of law principles.  This Agreement may be executed in counterparts, each of which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign below on the Separation Date, and return it to me.  If you do not sign and return it to the Company within the aforementioned timeframe, the Company’s offer to enter into this Agreement and provide the Severance Benefits will expire.

We wish you the best in your future endeavors.

Sincerely,

Medivation, Inc.

By:	/s/ Sandy Cooper
Sandy Cooper
Senior Vice President, Human Resources

Understood and Agreed:

/s/ Rick Bierly	3/27/16
Rick Bierly	Date

EXHIBIT A

Separation Date Release

(To be signed on or within 21 days after the Separation Date)

In exchange for the Severance Benefits under this Agreement, and except as otherwise set forth in this Agreement, I hereby generally and completely release the Company, its parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date I sign this Agreement (collectively, the “Released Claims”).

The Released Claims include, but are not limited to:  (i) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (ii) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the federal Family and Medical Leave Act (as amended) (“FMLA”), the California Family Rights Act (as amended), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification I may have pursuant to my indemnification agreement with the Company; the charter, bylaws, or operating agreements of the Company; or under applicable law; (ii) any rights or claims which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement.  In addition, nothing in this Agreement prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that I acknowledge and agree that I am hereby waiving your right to any monetary benefits in connection with any such claim, charge or proceeding.  I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I have under the ADEA, and that the consideration given for the waiver and release I have given in this Agreement is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised, as required by the ADEA, that:  (i) my waiver and release does not apply to any rights or claims that arise after the date I sign this Agreement; (ii) I should consult with an attorney prior to signing this Agreement (although I may choose voluntarily not to do so); (iii) I have twenty-one (21) days to consider this Agreement (although I may choose voluntarily to sign it sooner); (iv) I have seven (7) days following the date I sign this Agreement to revoke this Agreement (in a written revocation); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that I do not revoke it (the “Effective Date”).

In giving the releases set forth in this Agreement, which include claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.

I hereby represent and warrant that: (i) I have been paid all compensation owed and for all time worked; (ii) I have received all the leave and leave benefits and protections for which I am eligible pursuant to FMLA, any applicable law or Company policy; and (iii) I have not suffered any on-the-job injury or illness for which I have not already filed a workers’ compensation claim.

Understood and Agreed:

Rick Bierly	Date